Exhibit 3.3 - Amended Articles of Incorporation

Document Number

20130175445-52

Filing Date and Time

03/15/2013 11:35 AM

Entity Number

E0219072010-6

Filed in the

office of

/s/ Ross Miller

Ross Miller

Secretary of State

ROSS MILLER

Secretary of State

/State Seal/ 101 North Carson Street, Suite 3

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

General Cleaning and Maintenance

2. The articles have been amended as follows (provide article numbers, if available):

Article 1. Name of Corporation

The name of the corporation shall be: IPOWorld

Article 3. Authorized Stock

Number of shares with par value: 185,000,000 Common Shares at $0.001 par value per share

15,000,000 Preferred Shares at $0.001 par value per share

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80% in favor

4. Effective date of filing (optional) Date: 3/29/2013 Time: 12:00 PM

5. Signature: (required)

X /s/ Theo Baldi_______

Signature of Officer

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.